EXHIBIT 99.1

ORIOLE PARTNERSHIP LLC SUBMITS DEFINITIVE OFFER TO ACQUIRE
TOWN AND COUNTRY TRUST FOR $36.00 PER SHARE

PALO ALTO, CA - February 2, 2006 - Oriole Partnership LLC, a joint venture investment vehicle formed among Essex Property Trust, Inc. (NYSE: ESS), UBS Wealth Management - North American Property Fund Limited, and AEW Oriole Co-Investment, LLC, has submitted a definitive offer to acquire all the outstanding common shares of The Town and Country Trust (NYSE: TCT) for $36.00 per share in an all cash transaction that is not subject to any financing contingency. The terms and conditions of the offer are set forth in a merger agreement that was executed by Oriole Partnership and delivered to TCT.

Under the terms of the offer, Oriole Partnership will acquire all of TCT’s common shares for $36.00 in cash, plus a pro-rata payment in respect of TCT’s regularly issued $0.43 quarterly dividend. Holders of the outstanding limited partnership units in TCT’s operating partnership will also be entitled to receive $36.00 per unit in cash and the pro-rata dividend amount. Oriole Partnership’s offer is subject to the satisfaction of customary closing conditions and the approval of two-thirds of TCT’s common shareholders.

Oriole Partnership believes that its offer constitutes a “superior competing transaction” as contemplated by the terms of the merger agreement entered into by TCT with a joint venture formed by affiliates of Morgan Stanley and Onex Corporation on December 19, 2005. There is no assurance that TCT will accept Oriole Partnership’s offer, or even if TCT does accept, whether the proposed transaction underlying the offer will be consummated. Oriole Partnership’s offer will remain open for acceptance by TCT until 1:00 p.m. on Wednesday, February 8, 2006. If the offer is accepted by TCT, it is anticipated that the proposed transaction will close in the first quarter of 2006.

Banc of America Securities LLC and UBS Investment Bank are acting as financial advisors to Oriole Partnership and Willkie Farr & Gallagher LLP is acting as legal counsel.

Essex Property Trust, Inc. (NYSE: ESS) located in Palo Alto, California, is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages apartment communities. Essex currently has ownership interests in 127 multifamily properties (26,800 units), and has 505 units in various stages of development. Additional information about Essex can be found on Essex’s web site at www.essexpropertytrust.com. If you would like to receive future press releases via e-mail-please send a request to investors@essexpropertytrust.com.

UBS Wealth Management - North American Property Fund Limited (NAPF), a subsidiary of The UBS Wealth Management Global Property Fund Limited (GPF), is an investment fund focused on real estate investments in North America.

AEW Oriole Co-Investment, LLC was formed by AEW Capital Management, L.P. (“AEW”) to facilitate its investment in Oriole Partnership. AEW is acting as investment advisor to UBS Wealth Management - North American Property Fund Limited in connection with the proposed transaction. AEW is a full-service real estate investment advisor whose origins date back to 1981. AEW offers a broad range of strategies for investors with a variety of return objectives and its services encompass all aspects of acquiring, managing and disposing of real estate assets. AEW’s clients include public and private pension plans, endowments, foundations and high net worth individuals. AEW and its affiliates currently manage over $20 billion of client capital invested in real estate properties and securities in the U.S. and Europe. Essex and AEW have a long standing relationship - having partnered on real estate transactions in the past.

This press release contains “forward-looking statements,” including, among other statements, statements regarding the proposed business combination between Oriole Partnership and The Town and Country Trust, and the anticipated consequences and benefits of such transaction. Statements made in the future tense, and words such as “anticipate”, “expect”, “project”, “believe”, “plan”, “estimate”, “intend”, “will”, “may” and similar expressions are intended to identify forward looking statements. These statements are based on current expectations, but are subject to certain risks and uncertainties, many of which are difficult to predict and are beyond the control of Oriole Partnership. Relevant risks and uncertainties include: general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; and market demand for rental units. Risks and uncertainties relating to the proposed transaction include: Oriole Partnership and The Town and Country Trust may not enter into any definitive agreement with respect to the proposed transaction; required regulatory approvals may not be obtained in a timely manner, if at all; the proposed transaction may not be consummated; and the anticipated benefits of the proposed transaction may not be realized. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. Oriole Partnership assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

This material is not a substitute for the proxy statement and any other documents The Town and Country Trust would file with the SEC if a definitive agreement with the Oriole Partnership is executed. Investors and securityholders are urged to read such prospectus/proxy statement and any other such documents, when available, which would contain important information about the proposed transaction. The prospectus/proxy statement would be, and other documents filed or to be filed by The Town and Country Trust with the SEC are or will be, available free of charge at the SEC’s website (www.sec.gov).